EXHIBIT 99.1

ZW Data Action Technologies Reports Third Quarter and First Nine Months 2023 Unaudited Financial Results

BEIJING, Nov. 20, 2023 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and nine months ended September 30, 2023.

Third Quarter 2023 Financial Results

Revenues

For the third quarter of 2023, revenues increased by approximately $1.97 million, or 27.2%, to $9.18 million from $7.22 million for the same period last year. The increase in revenues was primarily attributable to the increase in our main stream service revenues, i.e. distribution of the right to use search engine marketing services as a result of the decline in the peak COVID-19 wave during the first fiscal quarter of 2023 leading to a gradual return to normal business activities and performance in the second fiscal quarter. Additionally, some of our clients shifted their advertising consumption from our ad portal placement services to our search engine marketing service.

Cost of revenues

Total cost of revenues increased by approximately $1.92 million, or 26.4%, to $9.19 million for the third quarter of 2023 from $7.27 million for the same period last year. The increase in cost was related to cost associated with distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the increase in the related revenues.

Gross loss and gross loss margin

Gross loss was approximately $0.004 million for the third quarter of 2023, compared to $0.05 million for the same period last year. Overall gross loss margin rate was 0.04% for the third quarter of 2023, compared to 0.7% for the same period last year.

Operating expenses

Sales and marketing expenses were approximately $0.06 million for the third quarter of 2023, compared to $0.07 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the gradual downsize of the sales team in our Hubei office during the period, as part of management’s cost reduction plan in fiscal 2023.

General and administrative expenses decreased by approximately $0.10 million, or 6.3%, to $1.55 million for the third quarter of 2023 from $1.65 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in amortization of administrative assets of approximately $0.44 million, primarily due to impairment loss recognized against intangible assets by the end of fiscal 2022 and the decrease in other administrative expenses of approximately $0.55 million, as a result of the cost reduction plan executed by management, partially offset by the increase in allowance for expected credit losses of approximately $0.89 million.

Operating loss

Loss from operations was approximately $1.61 million for the third quarter of 2023, compared to $1.83 million for the same period last year. Operating loss margin was 17% for the third quarter of 2023, compared to 25% for the same period last year.

Other income/(expenses), net

Total other income, net was approximately $0.09 million for the third quarter of 2023, compared to total other expenses, net of approximately $1.01 million for the same period last year. The increase was primarily attributable to the increase in change in fair value of warrant liabilities.

Net loss and loss per share

Net loss was approximately $1.52 million, or loss per share of $0.21, for the third quarter of 2023. This was compared to a net loss of $2.84 million, or loss per share of $0.40, for the same period last year.

First Nine Months 2023 Financial Results

Revenues

For the first nine months of 2023, revenues increased by approximately $3.50 million, or 16.1%, to $25.32 million from $21.81 million for the same period last year. The increase in revenues was primarily attributable to the increase in our main stream service revenues, i.e., distribution of the right to use search engine marketing services.

Cost of revenues

Total cost of revenues increased by approximately $3.94 million, or 18.0%, to $25.75 million for the first nine months of 2023 from $21.81 million for the same period last year. The increase in cost of revenues was primary attributable to the increase in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines during the period, which was in line with the increase in the related revenues.

Gross profit/(loss) and gross profit/(loss) margin

Gross loss was approximately $0.43 million for the first nine months of 2023, compared to a gross profit of $0.002 million for the same period last year. Overall gross loss margin was 2% for the first nine months of 2023, compared to a gross profit margin of 0.01% for the same period last year.

Operating expenses

Sales and marketing expenses decreased by approximately $0.07 million, or 32.4%, to $0.15 million for the first nine months of 2023, compared to $0.22 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the gradual downsize of the sales team in our Hubei office during the period, as part of management’s cost reduction plan in fiscal 2023.

General and administrative expenses decreased by approximately $2.04 million, or 35.8%, to $3.66 million for the first nine months of 2023 from $5.70 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses of approximately $0.04 million; the decrease in amortization of administrative assets of approximately $1.33 million, primarily due to impairment loss recognized against intangible assets by the end of fiscal 2022; and the decrease in other administrative expenses of approximately $1.07 million, as a result of the cost reduction plan executed by management, partially offset by the increase in allowance for expected credit losses of approximately $0.40 million.

Operating loss

Loss from operations was approximately $4.25 million for the first nine months of 2023, compared to $6.10 million for the same period last year. Operating loss margin was 17% for the third quarter of 2023, compared to 28% for the same period last year.

Other income, net

Total other income, net decreased to approximately $0.19 million for the first nine months of 2023 from $0.82 million for the same period last year. The decrease was primarily attributable to the decrease in gain of the change in fair value of warrant liabilities.

Net loss and loss per share

Net loss was approximately $4.07million, or loss per share of $0.57, for the first nine months of 2023. This was compared to a net loss of $5.27 million, or loss per share of $0.74, for the same period last year.

Financial Condition

As of September 30, 2023, the Company had cash and cash equivalents of approximately $1.31 million, compared to $4.39 million as of December 31, 2022. Accounts receivable, net was approximately $0.77 million as of September 30, 2023, compared to $1.75 million as of December 31, 2022. Working capital was approximately $4.29 million as of September 30, 2023, compared to $6.61 million as of December 31, 2022.

Net cash used in operating activities was approximately $1.54 million for the first nine months of 2023, compared to $4.41 million for the same period last year. Net cash used in investing activities was approximately $1.50 million for the first nine months of 2023, compared to $0.48 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	September 30, 2023	December 31, 2022
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,314	$4,391
Accounts receivable, net of allowance for credit loss of $3,943 and $3,760, respectively	771	1,745
Prepayment and deposit to suppliers	4,874	4,567
Other current assets, net	2,422	1,610
Total current assets	9,381	12,313

Long-term investments	1,000	1,596
Operating lease right-of-use assets	1,406	1,761
Property and equipment, net	165	249
Intangible assets, net	2,364	3,264
Long-term deposits and prepayments	69	69
Deferred tax assets, net	394	406
Total Assets	$14,779	$19,658

Liabilities and Equity
Current liabilities:
Accounts payable *	$196	$205
Advance from customers *	1,133	739
Accrued payroll and other accruals *	132	438
Taxes payable *	3,155	3,248
Operating lease liabilities *	216	347
Lease payment liability related to short-term leases *	98	101
Other current liabilities *	162	437
Warrant liabilities	-	185
Total current liabilities	5,092	5,700

Long-term liabilities:
Operating lease liabilities-Non current *	1,324	1,535
Long-term borrowing from a related party	122	126
Total Liabilities	6,538	7,361

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 20,000,000 shares; issued and outstanding 7,204,506 shares and 7,174,506 shares at September 30, 2023 and December 31, 2022, respectively)	7	7**
Additional paid-in capital	62,055	62,017**
Statutory reserves	2,598	2,598
Accumulated deficit	(57,782)	(53,525)
Accumulated other comprehensive income	1,363	1,200
Total shareholders’ equity	8,241	12,297

Total Liabilities and Equity	$14,779	$19,658

* Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.
**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$25,317	$21,813	$9,181	$7,216
Cost of revenues	25,746	21,811	9,185	7,267
Gross (loss)/ profit	(429)	2	(4)	(51)

Operating expenses
Sales and marketing expenses	148	219	55	72
General and administrative expenses	3,659	5,697	1,547	1,651
Research and development expenses	18	181	-	57
Total operating expenses	3,825	6,097	1,602	1,780

Loss from operations	(4,254)	(6,095)	(1,606)	(1,831)

Other income/(expenses)
Interest income	230	96	79	21
Other expenses, net	(20)	(33)	(6)	(5)
Impairment on long-term investment	(207)	-	2	-
Change in fair value of warrant liabilities	185	759	13	(1,023)
Total other income/(expenses)	188	822	88	(1,007)

Loss before income tax benefit/(expense) and noncontrolling interests	(4,066)	(5,273)	(1,518)	(2,838)
Income tax benefit/(expenses)	-	2	(2)	(2)
Net loss	$(4,066)	$(5,271)	$(1,520)	$(2,840)

Net loss	$(4,066)	$(5,271)	$(1,520)	$(2,840)
Foreign currency translation income/(loss)	163	76	(39)	93
Comprehensive loss	$(3,903)	$(5,195)	$(1,559)	$(2,747)

Loss per share
Loss per common share
Basic and diluted**	$(0.57)	$(0.74)	$(0.21)	$(0.40)

Weighted average number of common shares outstanding:
Basic and diluted**	7,191,649	7,123,411	7,204,506	7,174,506

**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2023	2022
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(4,066)	$(5,271)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	966	1,660
Amortization of operating lease right-of-use assets	310	239
Share-based compensation expenses	95	135
Provision for allowances for credit losses	1,347	947
Loss on disposal of long-term investments	207	-
Deferred taxes	-	(2)
Disposal of fixed assets	7	-
Change in fair value of warrant liabilities	(185)	(759)
Other non-operating income	(229)	(93)
Changes in operating assets and liabilities
Accounts receivable	655	(211)
Prepayment and deposit to suppliers	(389)	(459)
Due from related parties	-	59
Other current assets	-	25
Accounts payable	(3)	(784)
Advance from customers	425	(179)
Accrued payroll and other accruals	(304)	(205)
Other current liabilities	(78)	735
Taxes payable	(1)	4
Lease payment liability related to short-term leases	-	(40)
Operating lease liabilities	(293)	(210)
Net cash used in operating activities	(1,536)	(4,409)

Cash flows from investing activities
Investments and advances to ownership investee entities	(43)	-
Proceeds from disposal of long-term investments	428	-
Deposit paid for purchase of equipment	(52)	-
Repayment of short-term loans from ownership investee entities	-	12
Short-term loans to unrelated parties	(2,000)	(2,600)
Repayment of short-term loans and interest income from unrelated parties	168	2,109
Net cash used in investing activities	(1,499)	(479)

Cash flows from financing activities

Net cash provided by financing activities	-	-

Effect of exchange rate fluctuation on cash and cash equivalents	(42)	(131)

Net decrease in cash and cash equivalents	(3,077)	(5,019)

Cash and cash equivalents at beginning of the period	4,391	7,173
Cash and cash equivalents at end of the period	$1,314	$2,154

**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.